EXHIBIT 10.9

ASSIGNMENT AND ROYALTY AGREEMENT

     This ASSIGNMENT AND ROYALTY AGREEMENT (the “Agreement”) is made and entered into this 9th day of April, 1997 (the “Effective Date”), by and between REGEN BIOLOGICS, INC., a Delaware corporation (“ReGen”), having an office at 545 Penobscot, Redwood City, California 94063, MODIFIED POLYMER COMPONENTS, INC., a California corporation (“MPC”), having offices at 1030 East Duane Avenue, Suite D, Sunnyvale, California 94086, and DR. J. RICHARD STEADMAN, an individual (“Dr. Steadman”) residing at 1299 Spraddle Creek Road, Vail, Colorado 81657.

RECITALS

     WHEREAS, Dr Steadman and MPC have developed a device for incrementally advancing a needle or tissue anchor to repair tears in the meniscus of the knee;

     WHEREAS, Dr. Steadman and MPC have filed a patent application, entitled “Device and Method for Driving a Needle and Meniscal Repair,” with the United States Patent and Trademark Office covering the device and naming Dr. Steadman, William Dubrul, James Taylor and Christine Ventura as inventors;

     WHEREAS, ReGcn desires to obtain all rights relating to the device in order to develop and commercialize it; and

     WHEREAS, Dr. Steadman and MPC hold such rights and are willing to assign such rights to ReGen in accordance with the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

DEFINITIONS

     “The Device Application” shall mean the U.S. patent application entitled “Device and Method for Driving a Needle and Meniscal Repair,” naming Dr. J. Richard Steadman, William Dubrul, James Taylor and Christine Ventura as inventors, filed with the United States Patent and Trademark Office prior to the Effective Date.

     “Device” shall mean the device developed by Dr. Steadman and MPC for incrementally advancing a needle or tissue anchor to repair tears in the meniscus of the knee, as described in detail in The Device Application.

     “Device Rights” shall mean all legal rights to the Device, including the Patent Rights, trade secret rights, copyrights and all rights to data, test results and any other information regarding the Device.

     “Improvements” shall mean all improvements or variations on the Device which are made by Dr. Steadman or MPC after the Effective Date and which, if made, used or sold, would infringe any Valid Claim.

     “Net Sales” shall mean the gross receipts actually received by ReGen or any assignee, licensee or other transferee of the Device Rights from the sale of Products to an independent third party, less the following: reasonable charges for transportation, postage and insurance charges, discounts actually allowed, credits allowed for defective or returned goods, and other allowances (actually paid or allowed, including but not limited to, prompt payment and volume discounts, charge backs from wholesalers and other allowances granted to the end commercial customer of the products, whether in cash or trade), and sales and other taxes and duties based on sales prices when included in gross sales, but not including taxes assessed on income derived from such sales.

     In the event that a Product is sold in combination with any sutures, meniscal arrows or other materials or products which are delivered by means of the Device but are not Products as defined herein (a “Packaged Product”), Net Sales for such Packaged Product will be calculated by multiplying actual Net Sales of such Packaged Product by the fraction A/(A+B) where A is the invoice price of the Product if sold separately by the seller of the Packaged Product and B is the total invoice price of the one or more other materials or products in the Packaged Product, if sold separately by same seller, in each case on a country-by-country basis. If A and B are not sold separately by such seller in such country, the parties shall mutually agree on an appropriate mechanism for calculating Net Sales of Products based on actual sales of the Packaged Products.

     “Patent Rights” shall mean The Device Application, and all divisions, continuations and continuations-in-part of such application(s), all patents issuing on such application(s), all extensions, reexaminations, reissues, renewals, registrations, substitutions, confirmations and the like based on such patents, and all foreign counterparts of the foregoing applications and patents.

     “Product” shall mean any form of the Device sold by ReGen or any assignee, licensee or other transferee of the Device Rights, including but not limited to any product the manufacture, use or sale of which is covered by a Valid Claim. For purposes of this Agreement the “Product” shall not include any sutures, meniscal arrows or other materials or products which are delivered by means of the Device.

     “Valid Claim” shall mean a claim of a pending patent application or an issued, unexpired patent, in each case included in the Patent Rights, which claim has not lapsed, been canceled, or become abandoned and which claim has not been declared invalid by a court of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

1. ASSIGNMENT OF RIGHTS

     1.1 Assignment of Device Rights. Dr. Steadman and MPC each hereby assign, transfer and convey to ReGen, in accordance with the terms and conditions hereof, all right, title and interest in the Device and the Device Rights. Dr. Steadman and MPC each agree promptly to transfer to ReGen all tangible embodiments of the Device Rights, such as drawings, computer files and experimental data, that each may have in their possession as of the Effective Date. Dr. Steadman and MPC shall also provide ReGen with at least one unit of the Device in its most current form as of the Effective Date. The parties agree that ReGen shall be free to carry out any research, development, manufacturing or commercialization activities relating to the Device and the Device Rights, including but not limited to developing improved versions of the Device and additional applications for the Device, subject only to the obligations to Dr. Steadman and MPC set forth in this Agreement.

     1.2 Perfection and Protection of the Patent Rights. Dr. Steadman and MPC each agree to assist ReGen in every proper way to obtain and enforce United States and foreign patent and other proprietary rights relating to the Device. To that end, each agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as ReGen may reasonably request in connection with ReGen’s efforts to apply for, obtain, perfect, maintain and enforce such patent and other proprietary rights and the assignment thereof under this Agreement. ReGen shall compensate each for their documented out-of-pocket costs incurred providing such assistance at ReGen’s request.

     In the event ReGen is unable for any reason, after reasonable effort, to secure the signature of the applicable party on any document needed in connection with the actions specified in this Section 1.2, such party hereby irrevocably designates and appoints ReGen and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 1.2 with the same legal force and effect as if executed by such party.

     1.3 Improvements. Dr. Steadman and MPC each agree to promptly notify ReGen in writing if either of them develops or learns of any Improvements, referencing this section of this Agreement. ReGen shall have an option to take an assignment of any Improvement on the same terms applicable to the Device. ReGen shall notify both Dr. Steadman and MPC within 90 days after receiving written notice of an Improvement whether or not ReGen elects to incorporate such Improvement into this Agreement. Neither Dr. Steadman nor MPC shall disclose any Improvement to any third party prior to or during such 90 day period, but they shall have no obligation to ReGen regarding such

Improvement if ReGen elects in writing not to incorporate the Improvement into this Agreement.

     Dr. Steadman and MPC also each agree to promptly notify ReGen in writing if either of them develops or learns of any improvement to the Device or other development relating to the Device that does not qualify as an Improvement as defined above, however ReGen shall have no option or other preferential right to acquire rights to any such improvement or development.

2. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     2.1 Dr. Steadman’s Representations and Warranties. Dr. Steadman hereby represents and warrants that (i) he is an inventor of the Device and, to the best of his knowledge, the only other persons or entities who participated in any significant manner in the conception or reduction to practice of the Device are William Dubrul, James Taylor and Christine Ventura, (ii) he has not granted any license with respect to any Device Rights or made any assignment of Device Rights and is under no obligation to grant any such license or to make any such assignment, other than as set forth herein, and (iii) the execution, delivery and performance of this Agreement does not conflict with, constitute a breach of, or in any way violate any arrangement, understanding or agreement to which he is a party or by which he is bound, including but not limited to any arrangement between Dr. Steadman and any medical group or association with which he is affiliated and any arrangement between Dr. Steadman or such a group and Linvatech or Bristol Myers Squibb.

     2.2 MPC’s Representations and Warranties. MPC hereby represents and warrants that (i) each of William Dubrul, James Taylor and Christine Ventura is an inventor of the Device and has executed a valid and binding assignment of all rights in the Device and The Device Application to MPC in connection with their employment by MPC, (ii) to the best of the knowledge of each such individual and MPC, the only other person or entity who participated in any significant manner in the conception or reduction to practice of the Device is Dr. Steadman, (iii) neither MPC nor any of the individuals named above has granted any license with respect to any Device Rights or made any assignment of Device Rights or is under any obligation to grant any such license or to make any such assignment, other than as set forth herein, and (iii) the execution, delivery and performance of this Agreement does not conflict with, constitute a breach of, or in any way violate any arrangement, understanding or agreement to which MPC or any of the above-listed individuals is a party or by which any of them is bound.

     2.3 ReGen Representations and Warranties. ReGen hereby represents and warrants that its management is persuaded that there is a market for the Product and that ReGen possesses the organizational capability, financial wherewithal and technical expertise to market the device. ReGen further represents and warrants that it has or will have within a reasonable time a plan for the marketing of the device and that it will implement the said marketing plan within a reasonable time.

     2.4 Indemnity.

          2.4.1 Drs. Steadman and MPC each hereby agree to indemnify and hold ReGen harmless from any costs or liabilities which ReGen may be required to pay to third parties arising out of or in connection with any breach of the representations and warranties made by such party in this Article 2.

          2.4.2 ReGen agrees to indemnify and hold harmless Dr. Steadman and MPC from any and all third party claims, actions, costs or losses that might arise from the negligent or improper use of the Product by health care professionals. Dr. Steadman and MPC shall notify ReGen of any such claim immediately and give ReGen the opportunity to control the defense and/or settlement of any such claim or action.

3. CONSIDERATION

     3.1 Up-Front Cash Payments. In consideration for the rights granted to ReGen, ReGen agrees to pay an up-front fee of $100,000 within 5 days of the execution of this Agreement by all three parties. Of this $100,000, $80,000 will be paid to Dr. Steadman and $20,000 will be paid to MPC.

     3.2 Royalties. In consideration for the rights granted to ReGen and performance of the obligation owing to ReGen pursuant to this Agreement, ReGen agrees to pay royalties under either paragraph 3.2.1 or 3.2.2 below, with the applicable royalty rates determined on a country-by-country basis:

          3.2.1 For ten (10) years after the date upon which ReGen first publicly announces the national launch of the Product in the United States:

               (a) Dr. Steadman. ReGen shall pay to Dr. Steadman a royalty equal to four and eight tenths percent (4.8%) on Net Sales of Products in such country; and

               (b) MPC. ReGen shall pay to MPC a royalty equal to one and two tenths percent (1.2%) on Net Sales of Products in such country;

provided in each case that (i) the Product is covered by a Valid Claim of an issued patent or published patent application included in the Patent Rights in the country of sale and (ii) no third party is marketing a competing product that is substantially similar to such Product but which does not infringe an issued or published Valid Claim in such country.

          3.2.2 In the event that royalties are not due under paragraph 3.2.1 with respect to any Product in any country at any time prior to the tenth (10th) anniversary of the national launch of a Product in the United States:

               (a) Dr. Steadman. ReGen shall pay to Dr. Steadman a royalty equal to two and four tenths percent (2.4%) on Net Sales of Products in such country; and

               (b) MPC. ReGen shall pay to MPC a royalty equal to six tenths of one percent (0.6%) on Net Sales of Products in such country.

          3.2.3 In no event will royalties be due simultaneously from ReGen under both paragraphs 3.2.1 and 3.2.2 on any given Product in any given country. Moreover, only one royalty shall apply on each Product in each country, irrespective of the number of Valid Claims covering such Product. No further royalties shall be due to Dr. Steadman or MPC on Net Sales made after the tenth (10th) anniversary of the national launch of a Product in the United States.

     3.3 Third Party Royalties. If ReGen or any assignee, licensee or other transferee of the Device Rights is required to pay royalties to one or more third parties with respect to sales of any Product, then the royalties due to Dr. Steadman and MPC on such sales may be reduced by fifty percent (50%) of the amount of the royalty payments made to such third parties; provided, however, in no event shall the royalties otherwise due to Dr. Steadman or MPC in any quarter be reduced by more than fifty percent (50%) by reason of such credit. Any royalty credits not taken in a quarter due to such proviso shall be carried forward to subsequent quarters.

     3.4 Tax Withholding. In the event that ReGen Is required to withhold taxes imposed upon Dr. Steadman and MPC based on any royalties due to them under this Agreement by virtue of the statutes, laws, codes or governmental regulations of a country in which Products are sold, then such taxes will be paid by ReGen on behalf of Dr. Steadman and MPC by deducting them from the payment due Dr. Steadman and MPC and remitting such taxes to the proper authorities on a timely basis; and the payments provided under this Agreement will be adjusted appropriately. ReGen shall supply Dr. Steadman and MPC with any official documentation and/or tax receipts received by ReGen in connection with such withholdings and agrees to take any other reasonable action requested by either of them to assist them in taking advantage of any double taxation treaties or other means for minimizing the burden of such taxes.

4. PAYMENT; RECORDS; AUDIT

     4.1 Payments. All amounts payable to Dr. Steadman and MPC under this Agreement shall be paid in U.S. dollars, in the case of foreign sales according to the official rate of exchange of the currency of the country from which royalties are payable as quoted by The Wall Street Journal, New York edition, for the last day of the calendar quarter for which the royalty payment is made. Royalty obligations under Section 3.2 shall accrue at the time of sale of the Products to an independent third party. Royalty obligations that accrue during a particular calendar quarter shall be paid within sixty (60) days after the end of such quarter. Each payment of royalties due to Dr. Steadman and MPC under Section 3.2 shall be accompanied by a statement of the amount of Net Sales during such period on a Product-by-Product and country-by-country basis, together with reasonable supporting information regarding the calculation of such payments.

     4.2 Record Retention. ReGen will keep complete and accurate records pertaining to the sale of Products subject to royalties under Section 3.2 in reasonably sufficient detail to permit Dr. Steadman and MPC to confirm the accuracy of calculations of all payments hereunder. Such records will be maintained for a three (3) year period following the year in which any such payments were made hereunder.

     4.3 Audit Request. No more frequently than once a year, Dr. Steadman and MPC will have the right to engage an independent, certified public accountant approved by ReGen (such approval not to be unreasonably withheld) to examine ReGen’s records from time to time as may be necessary to determine, with respect to any calendar year, the correctness of any report or payment made under this Agreement. Any such audit will be conducted under reasonable confidentiality restrictions. Dr. Steadman and MPC shall act jointly in any such request and bear the expense thereof in proportion to their respective shares of royalties under Section 3.2, unless they mutually agree on another allocation of such expenses. Notwithstanding the foregoing, in the event that any such examination reveals that the payments made by ReGen to Dr. Steadman and MPC are incorrect by more than five percent (5%) in any audit period, ReGen shall reimburse Dr. Steadman and MPC for the cost of such audit borne by such party in addition to promptly remitting the amount of any underpayment., together with interest on the underpayment from the due date of such payment until the date on which payment is actually made. The interest rate shall be three percent (3%) above the prime rate in effect on the date such payment was first due, as reported in the Wall Street Journal, New York edition.

     4.4 Survival. This Article 4 will survive any termination of this Agreement for a period of three (3) years.

5. TERM OF THIS AGREEMENT

     5.1 Term. The assignments made under Article 1 hereof are irrevocable and shall not be invalidated, rescinded or terminated except by another written agreement executed by the parties to each such assignment. The rest of this Agreement, including but not limited to the payment obligations under Section 3.2, will expire on the tenth (10th) anniversary of the first commercial sale of a Product.

     5.2 Termination. This Agreement may not be terminated except by mutual written agreement of all the parties.

6. MISCELLANEOUS

     6.1 Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other parties; provided, however, that ReGen may assign this Agreement to any of its affiliates or to any successor, by merger, sale or other transaction, to substantially all of its business unit to which this Agreement relates. This Agreement will be binding upon the successors and permitted assigns of the parties.

     6.2 Confidentiality. Dr. Steadman and MPC each agree not to disclose any information regarding the Device, Patent Rights or sales information provided under Article 4 (“Confidential Information”) to any third party or to use any Confidential information for any purpose other than as provided in this Agreement, except with the prior written consent of ReGen, which will not be unreasonably withheld. In particular, Dr. Steadman and MPC each agree not to publish or present any Confidential Information regarding the Device except with the prior written consent of ReGen.

     6.3 Amendment. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by an authorized representative of each party.

     6.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if mailed by certified or registered mail, properly addressed, delivered personally or by facsimile transmission (receipt verified), telexed, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as will be specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Dr. Steadman:	Dr. J. Richard Steadman 1299 Spraddle Creek Road Vail, CO 81657

If to MPC:	Modified Polymer Components, Inc. 1030 East Duane Avenue Suite D Sunnyvale, CA 94086

If to ReGen:	ReGen Biologics, Inc. 545 Penobscot Drive Redwood City, CA 94063

     6.5 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     6.6 Survival. In the event of expiration or termination of this Agreement, Articles 1, 2 and 4 and Section 6.2 shall survive.

     6.7 Waiver. No provisions of this Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument m writing expressly waiving such provision and signed by a duly authorized officer of the waiving party.

     6.8 Applicable Law; Attorneys’ Fees. This Agreement shall be construed, interpreted, and applied in accordance with the laws of the State of California as applied to contracts entered into and performed entirely within California, without regard to conflicts of laws rules. In the event of any dispute under this Agreement, the prevailing party(ies) shall be entitled to reimbursement from the non-prevailing party(ies) of reasonable attorneys’ fees and costs incurred in connection with such dispute.

     6.9 Entire Agreement. This Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter thereof.

     6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

REGEN BIOLOGICS, INC.

By:	/s/ James T. McKinley

Title:	President & CEO

J. RICHARD STEADMAN

/s/ J. Richard Steadman

MODIFIED POLYMER COMPONENTS, INC.

By:	/s/ James M. Taylor

Title:	President

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